                                                                  Exhibit (d)(2)
                                                                  --------------



================================================================================


                             STOCKHOLDERS AGREEMENT


                                  BY AND AMONG


                              PURE RESOURCES, INC.

                            PURE RESOURCES II, INC.


                                      AND


                  THE STOCKHOLDERS LISTED ON EXHIBIT I HERETO



                           Dated as of March 29, 2001



================================================================================

                            STOCKHOLDERS AGREEMENT


     This STOCKHOLDERS AGREEMENT (this "Agreement") is dated as of March 29, 2001, by and among Pure Resources, Inc., a Delaware, corporation ("Parent"), Pure Resources II, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent ("Purchaser"), and the other parties signatory hereto (individually, a "Stockholder" and, collectively, the "Stockholders").

                             W I T N E S S E T H:
                             -------------------

     WHEREAS, concurrently herewith, Parent, Purchaser and Hallwood Energy Corporation, a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (the "Merger Agreement") (capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement), pursuant to which (i) Purchaser will commence the Offer and (ii) upon consummation of the Offer, Purchaser will be merged with and into the Company (the "Merger"); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     1.  Grant of Irrevocable Proxy; Appointment of Proxy.
         ------------------------------------------------

     (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote the number of shares of Company Stock set forth opposite such Stockholder's name on Exhibit I hereto (the "Existing Shares" and, together with any shares of
   ---------
Company Stock acquired by such Stockholder after the date hereof and prior to the termination of this Agreement whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise and acquired by such Stockholder solely in its capacity as a stockholder, such shares, with respect to such Stockholder or any of its transferees, the "Shares"), and any other shares of Company Stock owned by such Stockholder whether issued, heretofore owned or hereafter acquired, or grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger, and the approval of the terms of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof,
(ii) against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iii) against (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or any of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries; (C) any Company Takeover Proposal; and (D) (1) any change in a majority of the persons who constitute the board of directors of the Company (other than a change proposed by Parent); (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; (3) any other material change in the Company's corporate structure or business; or (4) any other action involving the Company or any of its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement.

     (b) Each Stockholder represents that any proxies heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

     (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1 is given in connection with the execution of the Merger
     ---------
Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 10 hereof, is irrevocable in accordance with the
                       ----------
provisions of Section 212(e) of the Delaware General Corporation Law.

     2.  Tender of Shares.  Each Stockholder, severally but not jointly, agrees
         ----------------
that, as soon as practicable following commencement of the Offer, such Stockholder shall tender or cause to be tendered all of his respective Shares pursuant to and in accordance with the terms of the Offer, and shall not withdraw such Shares from the Offer unless the Merger Agreement or the Offer is terminated pursuant to their respective terms. Each Stockholder, severally but not jointly, acknowledges and agrees that Purchaser's obligation to accept for payment the Shares in the Offer, including any Shares tendered by such Stockholder, is subject to the terms and conditions of the Offer and the Merger Agreement. Each Stockholder, severally but not jointly, further agrees to the cancellation of each outstanding option to purchase Shares of the Company held by such Stockholder, in exchange for the consideration described in Section 6.04(a) of the Merger Agreement. Each Stockholder hereby permits Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

     3.  Representations and Warranties of the Stockholders.  Each Stockholder
         --------------------------------------------------
hereby represents and warrants, severally but not jointly, to Parent as follows:

     (a) Ownership of Shares.  Such Stockholder is the record and beneficial
         -------------------
owner of the number and class of Existing Shares set forth opposite such Stockholder's name on Exhibit I hereto. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2 and 3 hereof, sole power of disposition, sole power of conversion,
----------------
sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares set forth opposite Stockholder's name on Exhibit I hereto, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, which are the only shares of Company Stock owned of record or beneficially by such Stockholder.

     (b) Power; Binding Agreement.  Such Stockholder has the legal capacity,
         ------------------------
power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby.

     (c) No Conflicts.  Except for filings and approvals under the HSR Act, if
         ------------
applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (1) conflict with or result in any breach of any applicable organizational documents applicable to such Stockholder, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any of such Stockholder's properties or assets.

     (d) No Finder's Fees.  Except as disclosed pursuant to the Merger
         ----------------
Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

     (e) No Encumbrances.  Except for those Shares held by The Hallwood Group
         ---------------
Incorporated that are pledged to First Bank Texas, N.A. pursuant to that certain Credit Agreement, dated December 21, 1999 (the "Pledged Shares"), the Shares of such Stockholder and the certificates representing the Shares of such Stockholder are now, and at all times during the term hereof will be, held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder. Except for the Pledged Shares, the transfer by such Stockholder of the Shares of such Stockholder to Purchaser hereunder shall pass to and unconditionally vest in Purchaser good and valid title to all Shares, free and clear of all claims, liens, restrictions, security interests, pledges, limitations and encumbrances whatsoever, other than any such encumbrances created by Purchaser.

     (f) Reliance by Parent.  Such Stockholder understands and acknowledges that
         ------------------
Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     4.  Representations and Warranties of Parent and Purchaser.  Parent and
         ------------------------------------------------------
Purchaser hereby represent and warrant to each Stockholder as follows:

     (a) Due Organization, etc.  Each of Parent and Purchaser is a corporation
         ----------------------
duly organized and validly existing under the laws of the state of Delaware. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent and Purchaser have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of Parent and Purchaser in accordance with its terms.

     (b) No Conflicts.  Except for filings and approvals under the HSR Act or
         ------------
the Antitrust Laws, if applicable, (A) no filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by Parent or Purchaser, the consummation by Parent and Purchaser of the transactions contemplated hereby shall (1) conflict with or result in any breach of the organizational documents of Parent or Purchaser, (2) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective properties or assets may be bound, or (3) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to Parent or Purchaser or any of their respective properties or assets.

     (c) Investment Intent.  The purchase of Shares from the Stockholders
         -----------------
pursuant to this Agreement is for the account of Purchaser for the purpose of investment and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     5.  Covenants of the Stockholders.  Each Stockholder covenants and agrees
         -----------------------------
as follows:

     (a) No Solicitation.  Beginning on the date hereof and ending on the
         ---------------
expiration of this Agreement, each Stockholder shall not, in its capacity as such, directly or indirectly, (i) continue any discussions or negotiations, if any, with any parties, other than Parent and Purchaser, conducted heretofore with respect to any Company Takeover Proposal or which could reasonably be expected to lead to a Company Takeover Proposal, (ii) solicit, initiate or knowingly encourage any inquiries relating to, or the submission of, any Company Takeover Proposal, (iii) participate in any discussions or negotiations regarding any Company Takeover Proposal, or, in connection with any Company Takeover Proposal, furnish to any person any information or data with respect to or access to the properties of the Company, or take any other action to facilitate the making of any proposal that constitutes or may reasonably be expected to lead to any Company Takeover Proposal or (iv) enter into any agreement with respect to any Company Takeover Proposal.

     (b) Restriction on Transfer, Proxies and Non-Interference.  Stockholder
         -----------------------------------------------------
agrees that it shall not (i) directly or indirectly, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of the Shares of such Stockholder or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares of such Stockholder into a voting trust or enter into a voting agreement with respect to any Shares; or
(iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

     (c) Waiver of Appraisal Rights.  Stockholder hereby irrevocably waives any
         --------------------------
rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

     (d) Stop Transfer; Changes in Shares.  Stockholder agrees with, and
         --------------------------------
covenants to, Parent that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares of such Stockholder, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in any class of Company Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares of such Stockholder as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares of such Stockholder may be changed or exchanged and the Purchase Price shall be appropriately adjusted. Such Stockholder shall be entitled to receive any cash dividend paid by the Company in respect of the Shares of such Stockholder during the term of this Agreement until the Effective Time or purchased hereunder.

     (e) Release of Pledged Shares.  The Hallwood Group Incorporated agrees to
         -------------------------
obtain a release from First Bank Texas, N.A. that covers the Pledged Shares within fifteen (15) business days from the signing of this Agreement.

     (f) Other Matters.  Each Stockholder agrees to cause the record holder of
         -------------
any shares of Company Stock that is beneficially owned by such Stockholder to comply with the provisions of Section 2 and Section 5 with respect to such
                              ---------     ---------
shares.

     6.  Fiduciary Duties.  Notwithstanding anything in this Agreement to the
         ----------------
contrary, the covenants and agreements set forth herein shall not prevent any of the Stockholders serving as an officer nor any of the Stockholders or their designees serving on the Company's Board of Directors from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in their capacity as an officer or a director of the Company.

     7.  Miscellaneous.
         -------------

     (a) Further Assurances.  From time to time, at the other party's request
         ------------------
and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. Furthermore, each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desireable to vest the power to vote the Shares as contemplated by Section 1 hereof.
                                                     ---------

     (b) Entire Agreement.  This Agreement and the Merger Agreement constitute
         ----------------
the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understanding, both written and oral, between the parties with respect to the subject matter hereof.

     (c) Certain Events.  Each Stockholder agrees that this Agreement and the
         --------------
obligations hereunder shall attach to the Shares of such Stockholder and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

     (d) Assignment.  This Agreement shall not be assigned by operation of law
         ----------
or otherwise without the prior written consent of the other party, provided that Parent may assign, at its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, although no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

     (e) Amendments, Waivers, Etc.  This Agreement may not be amended, changed,
         ------------------------
supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the relevant parties with respect to any one or more Stockholders hereto, provided that Exhibit I hereto may be supplemented by Parent by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

     (f) Notices.  All notices, requests, claims, demands and other
         -------
communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

     If to the Stockholders: At the addresses set forth on Exhibit I hereto copies to:

               The Hallwood Group Incorporated
               3710 Rawlins, Suite 1500
               Dallas, Texas 75219
               Telephone:  214-528-5588
               Telecopier: 214-528-8855

               Attention: President

          and

               Hallwood Energy Corporation
               4610 S. Ulster Street, Suite 200
               Denver, Colorado  80237
               Telephone:  303-850-7373
               Telecopier: 303-850-6218

               Attention: Cathleen M. Osborn

          and

               Jenkens & Gilchrist
               1445 Ross Avenue, Suite 3200
               Dallas, Texas 75115
               Telephone:  214-855-4361
               Telecopier: 214-855-4300

               Attention: W. Alan Kailer

          If to Parent or Purchaser:

               Pure Resources, Inc.
               500 West Illinois
               Midland, Texas 79701
               Telephone:  915-498-8600
               Telecopier: 915-498-3863

               Attention: Mr. Jack Hightower
          copy to:

               Thompson & Knight, L.L.P.
               1700 Pacific Avenue, Suite 3300
               Dallas, Texas 75201
               Telephone:  214-969-1393
               Telecopier: 214-969-1751

               Attention: Mr. Joe Dannenmaier

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     (g)  Severability.  Whenever possible, each provision or portion of any
          ------------
provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

     (h)  Specific Performance.  Each of the parties hereto recognizes and
          --------------------
acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

     (i)  Remedies Cumulative.  All rights, powers and remedies provided under
          -------------------
this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     (j)  No Waiver.  The failure of any party hereto to exercise any right,
          ---------
power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (k)  No Third Party Beneficiaries. This Agreement is not intended to be for
          ----------------------------
the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (l)  Governing Law.  This Agreement, and the legal relations between the
          -------------
parties hereto, shall be governed and construed in accordance with the laws of the State of Delaware, applicable to agreements executed and to be performed solely within such State.

     (m)  Submission to Jurisdiction; Waiver of Jury Trial.  The parties hereby
          ------------------------------------------------
submit to the jurisdiction of the United States District Court for the Northern District of Texas and of any Texas State Court sitting in Dallas County, Texas for purposes of all legal proceedings which may arise hereunder or under any of the other documents entered into in connection herewith. The parties irrevocably waive, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. The parties hereby consent to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to their respective addresses specified in Section 7(f) or in any other manner permitted by law. THE PARTIES
             ------------
HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OF ANY PARTY.

     (n)  Descriptive Headings.  The descriptive headings used herein are
          --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     (o)  Counterparts.  This Agreement may be executed in two or more
          ------------
counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     10.  Termination.  This Agreement shall terminate as to a particular
          -----------
Stockholder, and none of Parent, Purchaser or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earlier of (i) the payment for all Company Stock beneficially owned by such Stockholder pursuant to the Offer, (ii) the Effective Time of the Merger and (iii) at the time the Merger Agreement is terminated in accordance with its terms. Nothing in this Section 10 shall relieve any party
                                            ----------
of liability for breach of this Agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                 PURE RESOURCES, INC.


                                 By: /s/ Jack Hightower
                                     ------------------------------------
                                 Name: Jack Hightower
                                       ----------------------------------
                                 Title: President
                                        ---------------------------------


                                 PURE RESOURCES II, INC.


                                 By: /s/ Jack Hightower
                                     ------------------------------------
                                 Name: Jack Hightower
                                       ----------------------------------
                                 Title: President
                                        ---------------------------------

                                STOCKHOLDERS

                                THE HALLWOOD GROUP INCORPORATED

                                By:  /s/ Melvin J. Melle
                                     -------------------------------------------
                                Name: Melvin J. Melle
                                      ------------------------------------------
                                Title: Vice President
                                       -----------------------------------------


                                /s/ Anthony J. Gumbiner
                                ------------------------------------------------
                                Anthony J. Gumbiner


                                /s/ William L. Guzzetti
                                ------------------------------------------------
                                William L. Guzzetti


                                /s/ Russell P. Meduna
                                ------------------------------------------------
                                Russell P. Meduna


                                /s/ William J. Baumgartner
                                ------------------------------------------------
                                William J. Baumgartner


                                /s/ Cathleen M. Osborn
                                ------------------------------------------------
                                Cathleen M. Osborn


                                /s/ George C. Brinkworth
                                ------------------------------------------------
                                George C. Brinkworth


                                /s/ William H. Marble
                                ------------------------------------------------
                                William H. Marble

                                   EXHIBIT I
                           To Stockholders Agreement

                                                                      Number of Shares of Class
                                                                       of Company Stock held by
        Name of Stockholder              Class of Company Stock              Stockholders
        ------------------               ----------------------              ------------
The Hallwood Group Incorporated      Common Stock                              1,440,000

Anthony J. Gumbiner                  Common Stock                                 10,700

William L. Guzzetti                  Common Stock                                     74
                                     Preferred Stock                                   6

Russell P. Meduna                    Common Stock                                  1,044
                                     Preferred Stock                                 600

William J. Baumgartner               Common Stock                                      0

Cathleen M. Osborn                   Common Stock                                    830
                                     Preferred Stock                                 300

George C. Brinkworth                 Common Stock                                  5,517
                                     Preferred Stock                                  66

William H. Marble                    Preferred Stock                               2,000

                                      E-1